EX-99.1 2 dex991.htm PRESS RELEASE
Exhibit 99.1
Citigroup Closed-End Funds
Issue Statement
NEW YORK  (Business Wire)  September 21, 2005
The following Citigroup closed-end funds Salomon Brothers Capital and Income Fund Inc., Salomon Brothers Emerging Markets Debt Fund Inc., Salomon Brothers Emerging Markets Floating Rate Fund Inc., Salomon Brothers Emerging Markets Income Fund Inc., Salomon Brothers Emerging Markets Income Fund II Inc., Salomon Brothers Global High Income Fund Inc., Salomon Brothers Global Partners Income Fund Inc., Salomon Brothers Inflation Management Fund Inc., Salomon Brothers Municipal Partners Fund Inc., Salomon Brothers Municipal Partners Fund II Inc., The Salomon Brothers Fund Inc, Salomon Brothers Variable Rate Strategic Fund Inc., Salomon Brothers 2008 Worldwide Dollar Government Term Trust Inc., Salomon Brothers Worldwide Income Fund Inc., Citigroup Investments Corporate Loan Fund Inc., Intermediate Muni Fund, Inc., Managed Municipals Portfolio Inc., Municipal High Income Fund Inc., and Real Estate Income Fund Inc.
 today issued the following statement:
The Funds have received information from Citigroup Asset Management ("CAM") concerning Smith Barney Fund Management LLC ("SBFM") and Salomon Brothers Asset Management Inc ("SBAM"), investment advisory companies that are a part of CAM. The Funds receive investment advisory and administrative services from SBAM or SBFM, as the case may be. The information received from CAM is as follows:
On September 16, 2005, the staff of the Securities and Exchange Commission (the "Commission") informed SBFM and SBAM that the staff is considering recommending that the Commission institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company
Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the Commission and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.
SBFM and SBAM are cooperating with the Commission. Although there can be no assurance, SBFM and SBAM believe that these matters are not likely to have a material adverse effect on the funds or their ability to perform their respective investment advisory services relating to the funds.
The Commission staff's recent notification will not affect the sale by Citigroup Inc. of substantially all of CAM's worldwide business to Legg Mason, Inc., which Citigroup continues to expect will occur in the fourth quarter of this year.
Symbols: EDF, EFL, EHI, EMD, ESD, GFY, GDF, IMF, MNP, MPT, SBF, SBG, SBW, SCD, MHY, MMU, RIT, SBI, TLI

Contact:
Mary	Athridge
Media Relations
Citigroup Asset Management
212-559-0104
Media Contact:
Bill Golden
Director- Closed-End Funds
Citigroup Asset Management
203-890-7015